Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS

THOUSAND OAKS, Calif. – January 22, 2020 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record quarterly sales of $834.2 million, an increase of 11.5% compared to last year
•Record quarterly GAAP earnings per diluted share of $3.06, an increase of 24.9% compared to last year
•Record full year sales of $3,163.6 million and GAAP earnings per diluted share of $10.73
•Record quarterly and full year cash flow
•Record fourth quarter and full year GAAP operating margin
•Issuing full year 2020 GAAP earnings outlook of $11.20 to $11.30 per diluted share
•Recently acquired OakGate Technology, Inc.

Teledyne today reported fourth quarter 2019 net sales of $834.2 million, compared with net sales of $748.4 million for the fourth quarter of 2018, an increase of 11.5%. Net income was $115.7 million ($3.06 per diluted share) for the fourth quarter of 2019, compared with $91.1 million ($2.45 per diluted share) for the fourth quarter of 2018, an increase of 27.0%. The fourth quarter of 2019 reflected net discrete income tax benefits of $8.3 million compared with net discrete income tax benefits of $6.9 million for the fourth quarter of 2018. The fourth quarter of 2019 included $2.1 million in severance and facility consolidation costs compared with $2.5 million in severance and facility consolidation costs for the fourth quarter of 2018.
“For the second consecutive quarter, we achieved all-time record sales, earnings per share and cash flow,” said Robert Mehrabian, Executive Chairman. “Our full year results were also record breaking, with significant increases in sales, earnings per share and cash flow. In addition, full year GAAP operating margin increased 119 basis points given our continued emphasis on margin improvement. Finally, we deployed $484 million on complementary acquisitions in 2019, but nevertheless, ended 2019 with our lowest leverage in over five years.” Al Pichelli, President and Chief Executive Officer, added, “Growth across Teledyne was once again driven by our balanced business portfolio. Instrumentation performance was led by a recovery in the marine market. The Digital Imaging segment reflected growth in healthcare and space markets. Our U.S. defense businesses also performed well across the entire company. Lastly, fourth quarter orders exceeded sales and we concluded 2019 with record backlog.”
Full Year 2019
Total year sales for 2019 were $3,163.6 million, compared with $2,901.8 million for 2018, an increase of 9.0%. Net income was $402.3 million ($10.73 per diluted share) for fiscal year 2019, compared with $333.8 million ($9.01 per diluted share) for fiscal year 2018, an increase of 20.5%.
Total year 2019 and 2018 also reflected pretax charges totaling $3.2 million and $7.8 million, respectively, for severance charges and facility consolidation charges. Net income for 2019 included net discrete tax benefits of $26.1 million, compared with $23.8 million for 2018. The 2019 and 2018 amounts included tax benefits of $15.4 million and $12.9 million, respectively related to share-based accounting.

Review of Operations
Comparisons are with the fourth quarter of 2018, unless noted otherwise.  In the third quarter of 2019, we realigned the reporting structure for certain business units, primarily related to certain refinements of our management reporting structure. This change primarily related to moving certain electronic manufacturing services products from the Aerospace and Defense Electronics segment to the Engineered Systems segment. Total net sales for these products were $76.2 million for fiscal year 2018. Other immaterial changes included moving certain United Kingdom (U.K.) microwave product lines (previously within the Digital Imaging segment) and certain U.K. manufactured composite parts (previously within the Engineered Systems segment) into the Aerospace and Defense Electronics segment. Total net sales for these U.K. product lines were less than $20.0 million for fiscal year 2018. Previously reported segment data has been adjusted to reflect these changes.
Instrumentation
The Instrumentation segment’s fourth quarter 2019 net sales were $301.6 million, compared with $263.4 million, an increase of 14.5%. Operating income was $59.5 million for the fourth quarter of 2019, compared with $43.0 million, an increase of 38.4%.
The fourth quarter 2019 net sales increase resulted from higher sales of environmental instrumentation and marine instrumentation, partially offset by lower sales of test and measurement instrumentation. Sales of environmental instrumentation increased $27.8 million and sales of marine instrumentation increased $15.3 million, while sales of test and measurement instrumentation decreased $4.9 million. The increase in sales in environmental instrumentation included $28.1 million in sales from the acquisition of the Gas and Flame Detection business of 3M. The increase in operating income reflected the impact of higher sales and higher margins across most product lines.
Digital Imaging
The Digital Imaging segment’s fourth quarter 2019 net sales were $268.1 million, compared with $223.3 million, an increase of 20.1%. Operating income was $47.1 million for the fourth quarter of 2019, compared with $36.3 million, an increase of 29.8%.
The fourth quarter 2019 net sales primarily reflected higher sales of X-ray detectors for life sciences applications and space, defense, geospatial and MEMS products, as well as $26.9 million in sales from the acquisitions of the scientific imaging businesses of Roper Technologies, Inc. and Micralyne Inc., partially offset by lower sales of industrial machine vision products. The increase in operating income in the fourth quarter of 2019 primarily reflected higher sales and product mix differences.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s fourth quarter 2019 net sales were $170.4 million, compared with $166.0 million, an increase of 2.7%. Operating income was $32.8 million for the fourth quarter of 2019, compared with $35.4 million a decrease of 7.3%.
The fourth quarter 2019 net sales reflected $9.2 million of higher sales of defense electronics, partially offset by lower sales of $4.8 million for aerospace electronics. Operating income in the fourth quarter of 2019 reflected the impact of higher sales, offset by product mix differences.
Engineered Systems
The Engineered Systems segment’s fourth quarter 2019 net sales were $94.1 million compared with $95.7 million, a decrease of 1.7%. Operating income was $10.5 million for the fourth quarter of 2019, compared with $10.7 million, a decrease of 1.9%.
The fourth quarter 2019 net sales reflected lower sales of $3.1 million of engineered products and $1.1 million of energy systems, partially offset by higher sales of $2.6 million for turbine engines. The lower sales of engineered products and services primarily reflected lower sales from missile defense programs partially offset by increased sales from space and nuclear programs, as well as electronic manufacturing services products. Operating income in the fourth quarter of 2019 decreased primarily due to lower sales.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $167.9 million for the fourth quarter of 2019, compared with $125.5 million. The higher cash provided by operating activities in the fourth quarter of 2019 reflected the impact of higher operating income, cash flow from recent acquisitions and improved working capital management. At December 29, 2019, cash totaled $199.5 million compared with $142.5 million at December 30, 2018. At December 29, 2019, total debt was $850.6 million, compared with $747.5 million at December 30, 2018. At December 29, 2019, $125.0 million was outstanding under the $750.0 million credit facility. The company received $5.4 million from the exercise of stock options in the fourth quarter of 2019, compared with $1.1 million. Capital expenditures for the fourth quarter of 2019 were $23.9 million, compared with $18.7 million. Depreciation and amortization expense for both the fourth quarter of 2019 and 2018 was $29.3 million. On January 3, 2020, Teledyne acquired OakGate Technology, Inc.

Free Cash Flow (a)	Fourth Quarter		Total Year
(in millions, brackets indicate use of funds)	2019	2018	2019	2018
Cash provided by operating activities	$167.9	$125.5	$482.1	$446.9
Capital expenditures for property, plant and equipment	(23.9)	(18.7)	(88.4)	(86.8)
Free cash flow	$144.0	$106.8	$393.7	$360.1
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the fourth quarter of 2019 was 10.7% compared with 14.9%. The fourth quarter of 2019 reflected net discrete income tax benefits of $8.3 million. This amount included $4.2 million in income tax benefit related to share-based accounting and a $4.2 million tax benefit primarily related to U.S. export sales. The fourth quarter of 2018 reflected net discrete income tax benefits of $6.9 million. This amount included a $4.8 million income tax benefit related to the release of a valuation allowance. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 17.1% for the fourth quarter of 2019 and 21.3% for the fourth quarter of 2018. The company’s full year tax rate, before discrete items, was 20.6% for 2019 compared with 21.3% for 2018.

Other
Stock option expense was $5.7 million for the fourth quarter of 2019, compared with $4.9 million. Stock option expense for fiscal year 2019 was $26.1 million, compared with $19.8 million for fiscal year 2018. Non-service retirement benefit income was $1.9 million for the fourth quarter of 2019, compared with $3.4 million. Interest expense, net of interest income, decreased to $4.7 million for the fourth quarter of 2019 compared with $5.7 million. Corporate expense was $16.1 million for the fourth quarter of 2019, compared with $14.2 million.
Recent Accounting Pronouncements
Effective December 31, 2018, the beginning of our 2019 fiscal year, Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” using the modified retrospective transition option of applying the new guidance at the adoption date. In addition, we elected the package of practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to carry forward the historical lease classification. Adoption of the new guidance resulted in the recording of right-of-use assets and a lease liability for 2019. Prior period comparative information was not adjusted. At December 29, 2019, Teledyne has right-of-use assets of $127.1 million included in long-term other assets and a total lease liability for operating leases of $138.9 million of which $119.3 million is included in other long-term liabilities and $19.6 million is included in accrued liabilities.

Outlook
Based on its current outlook, the company’s management believes that first quarter 2020 GAAP earnings per diluted share will be in the range of $2.25 to $2.35 and full year 2020 GAAP earnings per diluted share will be in the range of $11.20 to $11.30. The company’s annual expected tax rate for 2020 is 22.3%, before discrete items. In addition, we currently expect significantly less discrete items in 2020 compared with 2019.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to sales, earnings, stock option compensation expense and taxes. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s pending exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Disruptions from the production delay of Boeing’s 737 Max aircraft and increasing fuel costs will negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Changes in the policies of U.S. and foreign governments, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2018 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, January 22, 2020. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, January 22, 2020.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 29, 2019 AND DECEMBER 30, 2018
(Unaudited - in millions, except per share amounts)

	Fourth Quarter	Fourth Quarter	Twelve Months	Twelve Months
	2019	2018	2019	2018
Net sales	$834.2	$748.4	$3,163.6	$2,901.8
Costs and expenses:
Costs of sales	505.1	459.6	1,920.3	1,791.0
Selling, general and administrative expenses	195.3	177.6	751.6	694.2
Total costs and expenses	700.4	637.2	2,671.9	2,485.2
Operating income	133.8	111.2	491.7	416.6
Interest and debt expense, net	(4.7)	(5.7)	(21.0)	(25.5)
Non-service retirement benefit income	1.9	3.4	8.0	13.5
Other expense, net	(1.5)	(1.8)	(5.0)	(10.7)
Income before income taxes	129.5	107.1	473.7	393.9
Provision for income taxes	13.8	16.0	71.4	60.1
Net income	$115.7	$91.1	$402.3	$333.8

Diluted earnings per common share	$3.06	$2.45	$10.73	$9.01

Weighted average diluted common shares outstanding	37.8	37.2	37.5	37.0

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FOURTH QUARTER AND TWELVE MONTHS ENDED
DECEMBER 29, 2019 AND DECEMBER 30, 2018
(Unaudited - in millions)

	Fourth Quarter	Fourth Quarter	% Change	Twelve Months	Twelve Months	% Change
	2019	2018		2019	2018
Net sales:
Instrumentation	$301.6	$263.4	14.5%	$1,105.1	$1,021.2	8.2%
Digital Imaging (a)	268.1	223.3	20.1%	992.9	875.3	13.4%
Aerospace and Defense Electronics (a)	170.4	166.0	2.7%	690.1	640.2	7.8%
Engineered Systems (a)	94.1	95.7	(1.7)%	375.5	365.1	2.8%
Total net sales	$834.2	$748.4	11.5%	$3,163.6	$2,901.8	9.0%
Operating income:
Instrumentation	$59.5	$43.0	38.4%	$200.4	$147.4	36.0%
Digital Imaging (a)	47.1	36.3	29.8%	176.5	155.5	13.5%
Aerospace and Defense Electronics (a)	32.8	35.4	(7.3)%	143.4	131.8	8.8%
Engineered Systems (a)	10.5	10.7	(1.9)%	36.5	37.9	(3.7)%
Corporate expense	(16.1)	(14.2)	13.4%	(65.1)	(56.0)	16.3%
Operating income	133.8	111.2	20.3%	491.7	416.6	18.0%
Interest and debt expense, net	(4.7)	(5.7)	(17.5)%	(21.0)	(25.5)	(17.6)%
Non-service retirement benefit income	1.9	3.4	(44.1)%	8.0	13.5	(40.7)%
Other expense, net	(1.5)	(1.8)	(16.7)%	(5.0)	(10.7)	(53.3)%
Income before income taxes	129.5	107.1	20.9%	473.7	393.9	20.3%
Provision for income taxes	13.8	16.0	(13.8)%	71.4	60.1	18.8%
Net income	$115.7	$91.1	27.0%	$402.3	$333.8	20.5%
(a) The 2018 periods have been adjusted to reflect the realignment,in the third quarter of 2019, of the reporting structure for certain business units, primarily related to certain refinements of our management reporting structure.  This change primarily related to moving certain electronic manufacturing services products from the Aerospace and Defense Electronics segment to the Engineered Systems segment. Other immaterial changes included moving certain United Kingdom (U.K.) microwave product lines (previously within the Digital Imaging segment) and certain U.K. manufactured composite parts (previously within the Engineered Systems segment) into the Aerospace and Defense Electronics segment.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	December 29, 2019	December 30, 2018
ASSETS
Cash	$199.5	$142.5
Accounts receivable, net	660.9	561.8
Inventories, net	393.4	364.3
Prepaid expenses and other current assets	59.9	45.8
Total current assets	1,313.7	1,114.4
Property, plant and equipment, net	487.9	442.6
Goodwill and acquired intangible assets, net	2,481.3	2,079.5
Prepaid pension asset	71.8	88.2
Other assets, net (a)	225.1	84.6
Total assets	$4,579.8	$3,809.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$271.1	$227.8
Accrued liabilities (a)	391.5	355.6
Current portion of long-term debt and other debt	100.6	137.4
Total current liabilities	763.2	720.8
Long-term debt	750.0	610.1
Other long-term liabilities (a)	351.9	248.7
Total liabilities	1,865.1	1,579.6
Total stockholders’ equity	2,714.7	2,229.7
Total liabilities and stockholders’ equity	$4,579.8	$3,809.3
a) Effective December 31, 2018, Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2016-02, “Leases (Topic 842)” using the modified retrospective transition option of applying the new guidance at the adoption date. Prior periods were not changed. At December 29, 2019, Teledyne has right-of-use assets of $127.1 million included in long-term other assets, net and a total lease liability of $138.9 million for operating leases of which long-term liabilities includes $119.3 million and accrued liabilities includes $19.6 million.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING INCOME
(Unaudited - in millions)

Adjusted to current reporting structure	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2019	2019	2019	2019	2019
Net sales:
Instrumentation	$256.5	$264.1	$282.9	$301.6	$1,105.1
Digital Imaging (a)	232.4	248.4	244.0	268.1	992.9
Aerospace and Defense Electronics (a)	166.6	176.0	177.1	170.4	690.1
Engineered Systems (a)	89.7	93.5	98.2	94.1	375.5
Total net sales	$745.2	$782.0	$802.2	$834.2	$3,163.6

(a) Adjusted to reflect the realignment, in the third quarter of 2019, of our reporting structure for certain business units, primarily related to certain refinements of our management reporting structure.

Adjusted to current reporting structure	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2019	2019	2019	2019	2019
Operating income:
Instrumentation	$39.9	$49.0	$52.0	$59.5	$200.4
Digital Imaging (a)	36.6	51.6	41.2	47.1	176.5
Aerospace and Defense Electronics (a)	32.5	38.6	39.5	32.8	143.4
Engineered Systems (a)	6.4	9.0	10.6	10.5	36.5
Corporate expense	(18.1)	(16.3)	(14.6)	(16.1)	(65.1)
Operating income	$97.3	$131.9	$128.7	$133.8	$491.7

(a) Adjusted to reflect the realignment, in the third quarter of 2019, of our reporting structure for certain business units, primarily related to certain refinements of our management reporting structure.

Originally reported	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2019	2019	2019	2019	2019
Net sales:
Instrumentation	$256.5	$264.1	$282.9	$301.6	$1,105.1
Digital Imaging	235.3	251.3	244.0	268.1	998.7
Aerospace and Defense Electronics	180.4	191.0	177.1	170.4	718.9
Engineered Systems	73.0	75.6	98.2	94.1	340.9
Total net sales	$745.2	$782.0	$802.2	$834.2	$3,163.6

Originally reported	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2019	2019	2019	2019	2019
Operating income:
Instrumentation	$39.9	$49.0	$52.0	$59.5	$200.4
Digital Imaging	37.0	52.5	41.2	47.1	177.8
Aerospace and Defense Electronics	33.8	39.4	39.5	32.8	145.5
Engineered Systems	4.7	7.3	10.6	10.5	33.1
Corporate expense	(18.1)	(16.3)	(14.6)	(16.1)	(65.1)
Operating income	$97.3	$131.9	$128.7	$133.8	$491.7

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING INCOME
(Unaudited - in millions)

Adjusted to current reporting structure	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2018	2018	2018	2018	2018
Net sales:
Instrumentation	$239.0	$262.6	$256.2	$263.4	$1,021.2
Digital Imaging	208.3	223.0	220.7	223.3	875.3
Aerospace and Defense Electronics	156.4	157.5	160.3	166.0	640.2
Engineered Systems	91.9	89.4	88.1	95.7	365.1
Total net sales	$695.6	$732.5	$725.3	$748.4	$2,901.8

(a) Adjusted to reflect the realignment, in the third quarter of 2019, of our reporting structure for certain business units, primarily related to certain refinements of our management reporting structure.

Adjusted to current reporting structure	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2018	2018	2018	2018	2018
Operating income:
Instrumentation	$27.8	$40.9	$35.7	$43.0	$147.4
Digital Imaging	33.8	43.1	42.3	36.3	155.5
Aerospace and Defense Electronics	30.8	32.6	33.0	35.4	131.8
Engineered Systems	8.9	8.7	9.6	10.7	37.9
Corporate expense	(12.9)	(13.8)	(15.1)	(14.2)	(56.0)
Operating income	$88.4	$111.5	$105.5	$111.2	$416.6

(a) Adjusted to reflect the realignment, in the third quarter of 2019, of our reporting structure for certain business units, primarily related to certain refinements of our management reporting structure.

Originally reported	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2018	2018	2018	2018	2018
Net sales:
Instrumentation	$239.0	$262.6	$256.2	$263.4	$1,021.2
Digital Imaging	211.0	225.3	223.0	225.9	885.2
Aerospace and Defense Electronics	173.6	173.5	171.1	178.3	696.5
Engineered Systems	72.0	71.1	75.0	80.8	298.9
Total net sales	$695.6	$732.5	$725.3	$748.4	$2,901.8

Originally reported	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total Year
	2018	2018	2018	2018	2018
Operating income:
Instrumentation	$27.8	$40.9	$35.7	$43.0	$147.4
Digital Imaging	34.6	43.3	42.3	37.1	157.3
Aerospace and Defense Electronics	31.7	33.7	33.3	36.5	135.2
Engineered Systems	7.2	7.4	9.3	8.8	32.7
Corporate expense	(12.9)	(13.8)	(15.1)	(14.2)	(56.0)
Operating income	$88.4	$111.5	$105.5	$111.2	$416.6